Exhibit 10.42
INTEL CORPORATION
2006 EQUITY INCENTIVE PLAN
TERMS AND CONDITIONS RELATING TO NON-QUALIFIED STOCK OPTIONS
GRANTED TO PAUL OTELLINI ON JANUARY 18, 2007 UNDER THE
INTEL CORPORATION 2006 EQUITY INCENTIVE PLAN
1.	TERMS OF OPTION

The following standard terms and conditions (“Standard Terms”) apply to Non-Qualified Stock Options granted to Paul Otellini under the Intel Corporation 2006 Equity Incentive Plan (the “2006 Plan”) (other than grants made under the SOP Plus or ELTSOP programs).

2.	NONQUALIFIED STOCK OPTION

The option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly.

3.	OPTION PRICE

The exercise price of the option (the “option price”) is 100% of the market value of the common stock of Intel Corporation (“Intel” or the “Corporation”), $.001 par value (the “Common Stock”), on the date of grant, as specified in the Notice of Grant. “Market value” means the average of the highest and lowest sales prices of the Common Stock as reported by NASDAQ.

4.	TERM OF OPTION AND EXERCISE OF OPTION

To the extent the option has become exercisable (vested) during the periods indicated in the Notice of Grant and has not been previously exercised, and subject to termination or acceleration as provided in these Standard Terms and the requirements of these Standard Terms, the Notice of Grant and the 2006 Plan, you may exercise the option to purchase up to the number of shares of the Common Stock set forth in the Notice of Grant. Notwithstanding anything to the contrary in Section 5 or Sections 7 through 10 hereof, no part of the option may be exercised after seven (7) years from the date of grant.

The process for exercising the option (or any part thereof) is governed by these Standard Terms, the Notice of Grant, the 2006 Plan and your agreements with Intel’s stock plan administrator. Exercises of stock options will be processed as soon as practicable. The option price may be paid (a) in cash, (b) by arrangement with Intel’s stock plan administrator which is acceptable to Intel where payment of the option price is made pursuant to an irrevocable direction to the broker to deliver all or part of the proceeds from the sale of the shares of the Common Stock issuable under the option to Intel, (c) by delivery of any other

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lawful consideration approved in advance by the Committee of the Board of Directors of Intel established pursuant to the 2006 Plan (the “Committee”) or its delegate, or (d) in any combination of the foregoing. Fractional shares may not be exercised. Shares of the Common Stock will be issued as soon as practicable. You will have the rights of a stockholder only after the shares of the Common Stock have been issued. For administrative or other reasons, Intel may from time to time suspend the ability of employees to exercise options for limited periods of time.

Notwithstanding the above, Intel shall not be obligated to deliver any shares of the Common Stock during any period when Intel determines that the exercisability of the option or the delivery of shares hereunder would violate any federal, state or other applicable laws.

Notwithstanding anything to the contrary in these Standard Terms or the applicable Notice of Grant, Intel may reduce your unvested options if you change classification from a full-time employee to a part-time employee.

IF AN EXPIRATION DATE DESCRIBED HEREIN FALLS ON A WEEKDAY, YOU MUST EXERCISE YOUR OPTIONS BEFORE 3:45 P.M. NEW YORK TIME ON THE EXPIRATION DATE.

IF AN EXPIRATION DATE DESCRIBED HEREIN FALLS ON A WEEKEND OR ANY OTHER DAY ON WHICH THE NASDAQ STOCK MARKET (“NASDAQ”) IS NOT OPEN, YOU MUST EXERCISE YOUR OPTIONS BEFORE 3:45 P.M. NEW YORK TIME ON THE LAST NASDAQ BUSINESS DAY PRIOR TO THE EXPIRATION DATE.

5.	LEAVES OF ABSENCE
(a)	Except as expressly provided otherwise in by these Standard Terms, if you take a personal leave of absence (“PLOA”), the option will be exercisable only to the extent and during the times specified in this Section 5:
(1)	If the duration of the PLOA is 365 days or less, you may exercise any part of the option that vested prior to the commencement of the PLOA at any time during the PLOA. If the duration of the PLOA is greater than 365 days, any part of the option that had vested prior to the commencement of the PLOA and that has not been exercised will terminate on the 365th day of the PLOA.

(2)	If the duration of the PLOA is less than thirty (30) days:
a.	The exercisability of any part of the option that would have vested during the PLOA shall be deferred until the first day that you return to work (i.e., the date that the PLOA is terminated); and

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b.	Any part of the option that had not vested at the commencement of the PLOA and would not have vested during the PLOA shall vest in accordance with the normal schedule indicated in the Notice of Grant and shall not be affected by the PLOA.
(3)	If the duration of the PLOA equals or exceeds thirty (30) days, the exercisability of each part of the option scheduled to vest after commencement of the PLOA shall be deferred for a period of time equal to the duration of the PLOA. If you terminate employment after returning from the PLOA but prior to the end of such deferral period, you shall have no right to exercise any unvested portion of the option, except to the extent provided otherwise in Sections 8 through 10 hereof, and such option shall terminate as of the date that your employment terminates.

(4)	If you terminate employment with the Corporation during a PLOA:
a.	Any portions of the option that had vested prior to the commencement of the PLOA shall be exercisable in accordance with Sections 7 through 10 hereof, as applicable; and

b.	Any portions of the option that had not vested prior to the commencement of the PLOA shall terminate, except to the extent provided otherwise in Sections 8 through 10 hereof.
(b)	If you take an approved Leave of Absence (“LOA”) other than a PLOA under Intel Leave Guidelines, the vesting of your options shall be unaffected by such absence and will vest in accordance with the schedule set forth in the Notice of Grant.
6.	SUSPENSION OR TERMINATION OF OPTION FOR MISCONDUCT

If you have allegedly committed an act of misconduct as defined in the 2006 Plan, including, but not limited to, embezzlement, fraud, dishonesty, unauthorized disclosure of trade secrets or confidential information, breach of fiduciary duty or nonpayment of an obligation owed to the Corporation, an Authorized Officer, as defined in the 2006 Plan, may suspend your right to exercise the option, pending a decision by the Committee (or Board of Directors, as the case may be) or an Authorized Officer to terminate the option. The option cannot be exercised during such suspension or after such termination.

7.	TERMINATION OF EMPLOYMENT

Except as expressly provided otherwise in by these Standard Terms, if your employment by the Corporation terminates for any reason, whether voluntarily or involuntarily, other than death, Disablement (defined below), Retirement (defined

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below) or discharge for misconduct, you may exercise any portion of the option that had vested on or prior to the date of termination at any time prior to ninety (90) days after the date of such termination. The option shall terminate on the 90th day to the extent that it is unexercised. All unvested stock options shall be cancelled on the date of employment termination, regardless of whether such employment termination is voluntary or involuntary.

For purposes of this Section 7, your employment is not deemed terminated if, prior to sixty (60) days after the date of termination from Intel or a Subsidiary, you are rehired by Intel or a Subsidiary on a basis that would make you eligible for future Intel stock option grants, nor would your transfer from Intel to any Subsidiary or from any one Subsidiary to another, or from a Subsidiary to Intel be deemed a termination of employment. Further, your employment with any partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which Intel or a Subsidiary is a party shall be considered employment for purposes of this provision if either (a) the entity is designated by the Committee as a Subsidiary for purposes of this provision or (b) you are designated as an employee of a Subsidiary for purposes of this provision.

8.	DEATH

Except as expressly provided otherwise in by these Standard Terms, if you die while employed by the Corporation, the executor of your will, administrator of your estate or any successor trustee of a grantor trust may exercise the option, to the extent not previously exercised and whether or not vested on the date of death, at any time prior to 365 days from the date of death.

Except as expressly provided otherwise in by these Standard Terms, if you die prior to ninety (90) days after terminating your employment with the Corporation, the executor of your will or administrator of your estate may exercise the option, to the extent not previously exercised and to the extent the option had vested on or prior to the date of your employment termination, at any time prior to 365 days from the date of your employment termination.

The option shall terminate on the applicable expiration date described in this Section 8, to the extent that it is unexercised.

9.	DISABILITY

Except as expressly provided otherwise in these Standard Terms, following your termination of employment due to Disablement, you may exercise the option, to the extent not previously exercised and whether or not the option had vested on or prior to the date of employment termination, at any time prior to 365 days from the later of the date of your termination of employment due to your Disablement or the date of determination of your Disablement as described in this Section 9; provided, however, that while the claim of Disablement is pending, options that were unvested at termination of employment may not be exercised and options

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that were vested at termination of employment may be exercised only during the period set forth in Section 7 hereof. The option shall terminate on the 365th day from the date of determination of Disablement, to the extent that it is unexercised. For purposes of these Standard Terms, “Disablement” shall be determined in accordance with the standards and procedures of the then-current Long Term Disability Plan maintained by the Corporation or the Subsidiary that employs you, and in the event you are not a participant in a then-current Long Term Disability Plan maintained by the Corporation or the Subsidiary that employs you, “Disablement” shall have the same meaning as disablement is defined in the Intel Long Term Disability Plan, which is generally a physical condition arising from an illness or injury, which renders an individual incapable of performing work in any occupation, as determined by the Corporation.

10.	RETIREMENT

For purposes of by these Standard Terms, “Retirement” shall mean either Standard Retirement or the Rule of 75, defined as follows:
(a)	Standard Retirement means that you retire at or after age 60; or

(b)	Rule of 75 means that your age plus years of service with the Corporation (in each case measured in complete, whole years) equals or exceeds 75.
Following your Retirement from the Corporation, you may exercise the option at any time prior to the second anniversary of your date of Retirement, to the extent that it had vested as of your date of Retirement. The option shall terminate on the day before the second anniversary of your date of Retirement, to the extent that it is unexercised.

11.	INCOME TAXES WITHHOLDING

Nonqualified stock options are taxable upon exercise. To the extent required by applicable federal, state or other law, you shall make arrangements satisfactory to Intel for the satisfaction of any withholding tax obligations that arise by reason of an option exercise and, if applicable, any sale of shares of the Common Stock. Intel shall not be required to issue shares of the Common Stock or to recognize any purported transfer of shares of the Common Stock until such obligations are satisfied. The Committee may permit these obligations to be satisfied by having Intel withhold a portion of the shares of the Common Stock that otherwise would be issued to you upon exercise of the option, or to the extent permitted by the Committee, by tendering shares of the Common Stock previously acquired.

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12.	TRANSFERABILITY OF OPTION

Unless otherwise provided by the Committee, each option shall be transferable only:
(a)	pursuant to your will or upon your death to your beneficiaries, or

(b)	by gift to your Immediate Family (defined below), partnerships whose only partners are you or members of your Immediate Family, limited liability companies whose only shareholders are you or members of your Immediate Family, or trusts established solely for the benefit of you or members of your Immediate Family, or

(c)	by gift to a foundation in which you and/or members of your Immediate Family control the management of the foundation’s assets.
For purposes of these Standard Terms, “Immediate Family” is defined as your spouse or domestic partner, children, grandchildren, parents, or siblings.

With respect to transfers by gift under subsection (b), options are transferable whether vested or not at the time of transfer. With respect to transfers by gift under subsection (c), options are transferable only to the extent the options are vested at the time of transfer. Any purported assignment, transfer or encumbrance that does not qualify under subsections (a), (b) and (c) above shall be void and unenforceable against the Corporation.

Any option transferred by you pursuant to this section shall not be transferable by the recipient except by will or the laws of descent and distribution.

The transferability of options is subject to any applicable laws of your country of residence or employment.

13.	DISPUTES

The Committee or its delegate shall finally and conclusively determine any disagreement concerning your option.

14.	AMENDMENTS

The 2006 Plan and the option may be amended or altered by the Committee or the Board of Directors of Intel to the extent provided in the 2006 Plan.

15.	THE 2006 PLAN AND OTHER AGREEMENTS; OTHER MATTERS
(a)	The provisions of these Standard Terms and the 2006 Plan are incorporated into the Notice of Grant by reference. You hereby acknowledge that a copy of the 2006 Plan has been made available to

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you. Certain capitalized terms used in these Standard Terms are defined in the 2006 Plan.

These Standard Terms, the Notice of Grant and the 2006 Plan constitute the entire understanding between you and the Corporation regarding the option. Any prior agreements, commitments or negotiations concerning the option are superseded.

The grant of an option to an employee in any one year, or at any time, does not obligate Intel or any Subsidiary to make a grant in any future year or in any given amount and should not create an expectation that Intel or any Subsidiary might make a grant in any future year or in any given amount.

(b)	Options are not part of your employment contract (if any) with the Corporation, your salary, your normal or expected compensation, or other remuneration for any purposes, including for purposes of computing severance pay or other termination compensation or indemnity.

(c)	Notwithstanding any other provision of these Standard Terms, if any changes in the financial or tax accounting rules applicable to the options covered by these Standard Terms shall occur which, in the sole judgment of the Committee, may have an adverse effect on the reported earnings, assets or liabilities of the Corporation, the Committee may, in its sole discretion, modify these Standard Terms or cancel and cause a forfeiture with respect to any unvested options at the time of such determination.

(d)	Nothing contained in these Standard Terms creates or implies an employment contract or term of employment upon which you may rely.

(e)	To the extent that the option refers to the Common Stock of Intel Corporation, and as required by the laws of your country of residence or employment, only authorized but unissued shares thereof shall be utilized for delivery upon exercise by the holder in accord with the terms hereof.

(f)	Copies of Intel Corporation’s Annual Report to Stockholders for its latest fiscal year and Intel Corporation’s latest quarterly report are available, without charge, at the Corporation’s business office.

(g)	Because these Standard Terms relate to terms and conditions under which you may purchase Common Stock of Intel, a Delaware corporation, an essential term of these Standard Terms is that it shall be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to these Standard Terms or the option granted hereunder shall be brought in the state or federal courts of competent jurisdiction in the State of California.

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